As filed with the Securities and Exchange Commission on March 27, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

ALDEYRA THERAPEUTICS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	20-1968197
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

131 Hartwell Avenue, Suite 320

Lexington, MA 02421

(781) 761-4904

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

2013 Equity Incentive Plan

(Full title of plan)

Todd C. Brady, M.D., Ph.D., President and Chief Executive Officer

131 Hartwell Avenue, Suite 320

Lexington, MA 02421

(781) 761-4904

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Please send copies of all communications to:

Jay K. Hachigian

Keith J. Scherer

Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP

One Marina Park Drive, Suite 900

Boston, MA 02210

Telephone: (617) 648-9100

Telecopy: (617) 648-9199

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Stock Options and Common Stock, $0.001 par value per share	222,617 shares	$10.74	$2,390,906.58	$277.83

(1)	This Registration Statement shall also cover any additional shares of Common Stock which become issuable under the 2013 Equity Incentive Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of Common Stock of Aldeyra Therapeutics, Inc.
(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and (h)(1) under the Securities Act of 1933, as amended. The offering price per share and aggregate offering price for the unissued stock options and shares of Common Stock are based upon the average of the high and low prices of the Registrant’s common stock as reported on The NASDAQ Capital Market on March 23, 2015.

EXPLANATORY NOTE

Information Required in the Section 10(a) Prospectus

Pursuant to General Instruction E to Form S-8 under the Securities Act of 1933, as amended, this Registration Statement is filed by Aldeyra Therapeutics, Inc. (the “Company”) for the purpose of registering additional shares of Common Stock under the Company’s 2013 Equity Incentive Plan (the “Plan”). The number of shares of Common Stock available for issuance under the Plan is subject to an automatic annual increase on the first day of the Company’s calendar year beginning in 2015 equal to the lowest of (a) 4.0% of the total number of shares of Common Stock then outstanding, (b) 333,333 shares of Common Stock or (c) the number determined by the Company’s Board of Directors (the “Evergreen Provision”). Accordingly, the number of shares of Common Stock available for issuance under the Plan was increased by 222,617 shares effective January 1, 2015. This Registration Statement registers the 222,617 additional shares of Common Stock available for issuance under the Plan as a result of the Evergreen Provision.

Of the 847,617 shares currently authorized by the Plan, 625,000 have already been registered pursuant to the currently effective Registration Statement on Form S-8 (Registration No. 333-196674) filed on June 11, 2014 (the “Original Registration Statement”). The contents of the Original Registration Statement, including any amendments thereto or filings incorporated therein, are incorporated herein by this reference. Any items in the Original Registration Statement not expressly changed hereby shall be as set forth in the Original Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8. Exhibits.

Exhibit Number	Exhibit

5.1	Opinion and consent of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP.

23.1	Consent of BDO USA, LLP, independent registered public accounting firm

23.2	Consent of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP is contained in Exhibit 5.1.

24.1	Power of Attorney. Reference is made to page II-2 of this Registration Statement.

II-1

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Commonwealth of Massachusetts, on this 27th day of March, 2015.

ALDEYRA THERAPEUTICS INC.

/s/ Todd C. Brady, M.D., Ph.D.
Todd C. Brady, M.D., Ph.D.
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that the undersigned officers and directors of Aldeyra Therapeutics Inc., a Delaware corporation, do hereby constitute and appoint Todd C. Brady, M.D., Ph.D. and Stephen J. Tulipano, and each of them, the lawful attorneys-in-fact and agents with full power and authority to do any and all acts and things and to execute any and all instruments which said attorneys and agents, and any one of them, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms that all said attorneys and agents, or any one of them, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons on behalf of the Registrant in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Todd Brady, M.D., Ph.D. Todd Brady, M.D., Ph.D.	Director, President and Chief Executive Officer (Principal Executive Officer)	March 27, 2015

/s/ Stephen Tulipano Stephen Tulipano	Chief Financial Officer (Principal Financial and Accounting Officer)	March 27, 2015

/s/ C. Boyd Clarke C. Boyd Clarke	Chairman of the Board of Directors	March 27, 2015

/s/ Ben Bronstein, M.D. Ben Bronstein, M.D.	Director	March 27, 2015

/s/ Martin J. Joyce Martin J. Joyce	Director	March 27, 2015

/s/ Gary Phillips, M.D. Gary Phillips, M.D.	Director	March 27, 2015

/s/ Jesse Treu, Ph.D. Jesse Treu, Ph.D.	Director	March 27, 2015

/s/ Neal Walker, D.O. Neal Walker, D.O.	Director	March 27, 2015

II-2

EXHIBIT INDEX

Exhibit Number	Exhibit

5.1	Opinion and consent of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP.

23.1	Consent of BDO USA, LLP, independent registered public accounting firm

23.2	Consent of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP is contained in Exhibit 5.1.

24.1	Power of Attorney. Reference is made to page II-2 of this Registration Statement.